Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of AECOM for the exchange of $1,000,000,000 of Senior Notes and to the incorporation by reference therein of our reports dated November 15, 2016 with respect to the consolidated financial statements and schedule of AECOM, and the effectiveness of internal control over financial reporting of AECOM, included in its Annual Report (Form 10-K) for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

May 10, 2017